Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

March 16, 2012

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR FOURTH QUARTER AND FULL YEAR 2011

MINNEAPOLIS – March 16, 2012 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and twelve months ended January 1, 2012.

Fourth Quarter Results

Net losses for the fourth quarter of 2011 were $12.7 million, compared to $28.1 million in the fourth quarter of 2010. Losses from operations were $16.8 million for the fourth quarter of 2011, compared to losses of $39.5 million for the fourth quarter of 2010. Basic and diluted losses were $0.48 per share for the fourth quarter of 2011 compared to losses of $1.07 per share for the fourth quarter of 2010.

Lakes Entertainment reported fourth quarter 2011 revenues of $1.3 million, compared to fourth quarter 2010 revenues of $4.7 million. This decline was due to the elimination of management fees from the Four Winds Casino Resort as a result of the early buy-out of the management agreement for that property during the second quarter of 2011.

For the fourth quarter of 2011, Lakes’ selling, general and administrative expenses were $2.0 million compared to $2.3 million in the fourth quarter of 2010. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. This decline resulted primarily from decreases in payroll and related expenses and travel expenses during the fourth quarter of 2011 compared to the fourth quarter of 2010.

At the end of 2010, Lakes concluded that the notes receivable from the Shingle Springs Tribal Gaming Authority were impaired, resulting in an impairment charge on notes receivable of $21.0 million during the fourth quarter of 2010. This impairment was taken because it was estimated that substantial amounts due would not be repaid within the contract terms due to various factors which negatively impacted cash flows for the property. No additional impairment charges were recorded during 2011.

Lakes recognized impairments and other losses of $5.9 million during the fourth quarter of 2011 and $18.8 million during the fourth quarter of 2010. Impairment losses for the fourth quarter of 2011 included losses of $3.3 million related to the early termination of the Company’s airplane lease. Also included were impairments of $1.3 million during the fourth quarter of 2011, and $1.6 million during the fourth quarter of 2010, due to declines in the estimated fair value of land owned by Lakes in Vicksburg, Mississippi. Fourth quarter 2011 impairment losses of $1.3 million in 2011, and $0.5 million in 2010, were due to the continued uncertainty surrounding the completion of the project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California. As previously announced, due to Lakes’ corporate strategic objectives, during March 2012, Lakes determined that it would not continue to move forward with the Jamul casino project and terminated its agreement with the Jamul Tribe. In addition, the fourth quarter 2010 impairment losses included $16.7 million related to intangible assets associated with the Shingle Springs project. These intangible assets were impaired because their carrying value exceeded estimated future cash flows. There were no additional impairment charges taken on these intangible assets during 2011.

Amortization of intangible assets related to the operating casinos was $0.3 million for the fourth quarter of 2011 and $2.8 million for the fourth quarter of 2010. The decrease in amortization expense relates primarily to the buy-out of the management agreement for the Four Winds Casino Resort which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Net unrealized gains and losses on notes receivable relate to the Company’s notes receivable from Indian tribes relating to casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of such projects and evolving market conditions. In the fourth quarter of 2011, net unrealized losses on notes receivable were $9.8 million compared to net unrealized gains on notes receivable of $0.8 million in the prior year period. The net unrealized losses in the fourth quarter of 2011 are primarily due to the previously announced termination of the agreement with the Jamul Tribe. The net unrealized gains in the fourth quarter of 2010 consisted of gains related to the Jamul project due primarily to improvements in the credit markets during that period.

Other income, net for the fourth quarter of 2011 was $1.3 million compared to $1.0 million for the fourth quarter of 2010 and in both periods consisted primarily of interest earned on the notes receivable from the Shingle Springs Tribe, a significant portion of which relates to non-cash interest income.

The income tax benefit for the fourth quarter of 2011 was $2.7 million compared to $10.4 million for the fourth quarter of 2010. The fourth quarter 2011 benefit resulted from the Company’s ability to carry back the 2011 taxable loss to the prior year. The fourth quarter 2010 tax benefit consisted primarily of an $8.5 million tax benefit related to the adjustment to reduce the liability previously recorded for an ongoing tax matter with the State of Louisiana to the $9.0 million settlement amount which was paid during the first quarter of 2011.

Twelve Month 2011 Results

Net losses for the twelve months ended January 1, 2012 were $1.8 million, compared to net losses of $13.8 million for the twelve months ended January 2, 2011. Losses from operations were $10.3 million for 2011 compared to losses of $40.8 million for 2010. Basic and diluted losses were $0.07 per share for the twelve months ended January 1, 2012 compared to losses of $0.52 per share for the twelve months ended January 2, 2011.

Lakes Entertainment reported revenues of $35.6 million for the twelve months ended January 1, 2012, compared to prior-year revenues of $24.6 million. The increase in revenues was primarily the result of the buy-out of the management agreement for the Four Winds Casino Resort during the second quarter of 2011. Pursuant to the buy-out agreement, the Pokagon Band of Potawatomi Indians paid to Lakes a buy-out fee of approximately $24.5 million.

During 2011, Lakes’ selling, general and administrative expenses were $9.5 million compared to $11.8 million during 2010. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. This decline resulted primarily from decreases in payroll and related expenses and travel expenses during 2011 compared to 2010.

During the third quarter of 2011, Lakes entered into an agreement for the purpose of managing and redeveloping the existing Dania Jai Alai fronton in Dania Beach, Florida. The Company’s partner in this project had an agreement to purchase the Jai Alai fronton. Lakes made an initial investment of $4.0 million related to the project via a convertible promissory note. As a result of ongoing litigation, the Florida legislature introducing legislation to permit full casino resorts in southern Florida and the deterioration of the credit markets since entering into the agreement, the convertible note receivable was written down to zero during the third quarter of fiscal 2011. In addition, because of our partner’s inability to close the purchase transaction by November 28, 2011, the owner of the Dania Jai Alai fronton (a subsidiary of Boyd Gaming Corporation) issued a letter formally terminating the asset purchase agreement.

At the end of 2010, Lakes concluded that the notes receivable from the Shingle Springs Tribal Gaming Authority were impaired resulting in an impairment charge on notes receivable of $21.0 million during 2010. This impairment was taken because it was estimated that substantial amounts due would not be repaid within the contract terms due to various factors which negatively impacted cash flows for the property. No additional impairment charges were recorded during fiscal 2011.

Lakes recognized impairments and other losses of $8.5 million and $22.8 million, during the twelve months ended January 1, 2012 and the twelve months ended January 2, 2011, respectively. Impairments and other losses for 2011 included losses of $3.3 million related to the early termination of the Company’s airplane lease. Also included were impairments of $1.6 million during both 2011 and 2010, due to declines in the estimated fair value of land owned by Lakes in Vicksburg, Mississippi. Impairment losses of $3.6 million in 2011, and $2.5 million in 2010, related to the continued uncertainty surrounding the completion of the project with the Jamul Tribe. During March 2012, Lakes determined that it would not continue to move forward with the Jamul casino project and terminated its agreement with the Jamul Tribe. In addition, the 2010 impairment losses included $16.7 million related to intangible assets associated with the Shingle Springs project. These intangible assets were impaired because their carrying value exceeded estimated future cash flows. Also contributing to the prior-year impairments were losses of $2.0 million related to the termination of the agreements with the Iowa Tribe of Oklahoma.

Amortization of intangible assets related to the operating casinos was $11.7 million for 2011 compared to $11.1 million for 2010. In conjunction with the buy-out of the management agreement for the Four Winds Casino Resort during the second quarter of 2011, the remaining intangible assets associated with that project were fully amortized resulting in an increase in amortization compared to 2010. Partially offsetting this increase was decreased amortization taken during 2011 compared to 2010 on the intangible assets associated with the Red Hawk Casino project as a result of the 2010 impairment of a portion of these intangible assets.

For 2011, net unrealized losses on notes receivable were $11.9 million, compared to net unrealized gains on notes receivable of $1.6 million in the prior year. The net unrealized losses in the current year consisted of losses related to the Jamul project due primarily to the previously announced termination of the agreement with the Jamul Tribe. The net unrealized gains in the prior year consist of gains related to the Iowa Tribe of $0.9 million which resulted from the termination agreement with the Iowa Tribe in May 2010 and net gains of $0.7 million related to the Jamul project due primarily to improvements in the credit markets during that period.

Other income, net was $5.2 million for 2011 compared to $28.1 million for 2010. During the third quarter of 2010, Lakes entered into a termination agreement with Penn Ventures, LLC and received $25 million in exchange for the Company’s interest in two potential casinos in Ohio. As a result, other income, net for 2010 includes a gain of $23.1 million related to this agreement.

The income tax benefit for 2011 was $3.2 million compared to a provision of $1.2 million for 2010. The current year benefit results from the Company’s ability to carry back the 2011 taxable loss to the prior year. The prior-year provision primarily consists of changes in valuation allowance of $10.8 million and $1.1 million related to state taxes, partially offset by $8.5 million of tax benefit for the reduction of the liability related to the ongoing tax litigation matter with the State of Louisiana discussed above, and current tax benefit of $2.2 million.

Tim Cope, President and Chief Financial Officer of Lakes stated, “While the economy in Northern California continues to suffer, especially in the Sacramento market, the Red Hawk Casino showed improvements in both top-line and bottom-line results. We continue to work closely with the Shingle Springs Gaming Authority to help Red Hawk achieve strong operating results while focusing on guest loyalty, trip frequency, employee pride and superior service to ensure that this property is operated as efficiently as possible for the benefit of the Shingle Springs Tribe and Lakes.” Mr. Cope continued, “We continue to believe in the Jamul Indian Village project and have worked closely with the Jamul Tribe on an ongoing basis to move this project forward. However, due to Lakes’ corporate strategic objectives at this time, we determined that we will not proceed with this project and we terminated our agreement with the Jamul Tribe earlier this month. All amounts due from the Jamul Tribe to Lakes including principal advances and accrued interest will remain legally owed. We wish the Jamul Tribe much success with its continued progress toward development of their casino project.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We are continuing with our investment in Rock Ohio Ventures, LLC and its casino developments in Cincinnati and Cleveland and we look forward to the opening of both of these projects.” Mr. Berman continued, “We look forward to the decision by the State of Maryland Video Lottery Facility Location Commission related to our response to a request for proposal for a video lottery operation license in Allegany County, Maryland. We currently expect the State to make a decision in the second quarter of 2012. The license will allow the operation of a video lottery operation at the Rocky Gap Lodge and Golf Resort in Cumberland, Maryland. We also continue to focus on operating as efficiently as possible from a corporate standpoint as we remain committed to increasing shareholder value.”

About Lakes Entertainment

Lakes Entertainment, Inc. is currently managing the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes has an investment in Rock Ohio Ventures, LLC for their planned casino developments in Cincinnati and Cleveland, Ohio. Lakes has also submitted a response to a request for proposal to own and manage a casino project in Maryland.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 1, 2012	January 2, 2011
Assets
Current assets:
Cash and cash equivalents	$38,557	$45,233
Accounts receivable	117	1,696
Current portion of notes receivable from Indian casino projects	1,076	2,405
Deposits	2,250	—
Income taxes receivable	3,472	—
Other	1,013	1,983

Total current assets	46,485	51,317

Property and equipment, net	5,063	5,103

Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	34,160	31,192
Notes receivable at fair value	—	11,129
Intangible assets	4,184	15,873
Management fees receivable and other	8,275	6,155

Total long-term assets related to Indian casino projects	46,619	64,349

Other assets:
Investment in unconsolidated investee	15,706	2,367
Land held for development	170	3,470
Land held for sale	1,729	—
Other	228	40

Total other assets	17,833	5,877

Total assets	$116,000	$126,646

Liabilities and shareholders’ equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$1,055	$1,326
Income taxes payable	—	7,822
Other	1,288	1,683

Total current liabilities	2,343	10,831
Long-term contract acquisition costs payable, net	4,568	5,830

Total liabilities	6,911	16,661

Total Lakes Entertainment shareholders’ equity	108,739	109,985
Noncontrolling interest	350	—

Total equity	109,089	109,985

Total liabilities and shareholders’ equity	$116,000	$126,646

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of operations

(In thousands, except per share data)

	Three months ended		Twelve months ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
Revenues:
Management fees	$1,255	$4,654	$35,397	$24,530
License fees and other	18	20	176	72

Total revenues	1,273	4,674	35,573	24,602

Costs and expenses:
Selling, general and administrative	1,979	2,341	9,458	11,766
Loss on convertible note receivable	—	—	4,000	—
Impairment charge on notes receivable	—	20,975	—	20,975
Impairments and other losses	5,938	18,832	8,549	22,834
Amortization of intangible assets related to operating casinos	264	2,784	11,688	11,139
Depreciation	57	64	297	260

Total costs and expenses	8,238	44,996	33,992	66,974

Net unrealized gains (losses) on notes receivable	(9,801)	836	(11,892)	1,598

Loss from operations	(16,766)	(39,486)	(10,311)	(40,774)

Other income (expense):
Gain on divestiture of cost method investment	—	—	—	23,100
Interest income	1,517	1,271	5,937	7,047
Interest expense	(267)	(329)	(1,182)	(2,007)
Equity in loss of unconsolidated investee	—	—	—	(64)
Other	81	36	440	16

Total other income, net	1,331	978	5,195	28,092

Loss before income taxes	(15,435)	(38,508)	(5,116)	(12,682)
Income taxes (benefit)	(2,744)	(10,394)	(3,234)	1,154

Net loss including noncontrolling interest	(12,691)	(28,114)	(1,882)	(13,836)
Net loss attributable to noncontrolling interest	19	—	37	—

Net loss attributable to Lakes Entertainment, Inc.	$(12,672)	$(28,114)	$(1,845)	$(13,836)

Weighted-average common shares outstanding
Basic	26,406	26,369	26,403	26,370
Diluted	26,406	26,369	26,403	26,370

Loss per share
Basic	$(0.48)	$(1.07)	$(0.07)	$(0.52)
Diluted	$(0.48)	$(1.07)	$(0.07)	$(0.52)